FIRST AMENDMENT TO FUND OF FUNDS INVESTMENT AGREEMENT This First Amendment, effective as of October 21, 2024, amends the Fund of Funds Investment Agreement (the “Agreement”) dated the 19th day of January, 2022, among JNL Series Trust, an open- end management investment company organized under the laws of the Commonwealth of Massachusetts (the “Trust”), on behalf of itself and each fund, severally and not jointly, listed on Attachment A under the heading “Acquiring Funds,” as such Attachment A shall be amended from time to time (each such fund, an “Acquiring Fund”, and together, the “Acquiring Funds”); Jackson National Asset Management, LLC, a corporation organized under the laws of the State of Michigan (the “Adviser”); American Funds Insurance Series, an open-end management investment company organized under the laws of the Commonwealth of Massachusetts (the “Series”); Capital Research and Management Company, a corporation organized under the laws of the State of Delaware (“CRMC”, and collectively with the Trust, the Adviser, the Acquiring Funds, the Series and the Acquired Funds (as defined below), the “Parties”, and each of them, a “Party”); and each fund, severally and not jointly, listed on Attachment B under the heading “Series Funds” or “Retail Funds”, as applicable, as such Attachment B shall be amended from time to time (each such fund listed under the heading “Series Funds”, a “Series Fund”, each such fund listed under the heading “Retail Funds”, a “Retail Fund”, and collectively, the “Acquired Funds”, and each of them, an “Acquired Fund”) WHEREAS, the Agreement pertains to the relationship of the parties hereto with respect to multi-manager variable annuity contracts and/or variable life policies; and WHEREAS, the parties desire to amend Attachment A of the Agreement to reflect the addition of the JNL/American Funds Moderate Allocation Fund. NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, the Trust, Adviser, the Series Funds, the Retail Funds, and CRMC hereby agree as follows: 1. Attachment A in the Agreement is deleted and restated as attached. Except as expressly supplemented, amended or consented to hereby, all of the representations and conditions of the Agreement will remain unamended and will continue to be in full force and effect. IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of August 7, 2024, effective as of the date first above written. JNL SERIES TRUST, ON BEHALF OF EACH OF ITS FUNDS LISTED ON ATTACHMENT A By: Name: Kelly L. Crosser Title: Assistant Secretary JACKSON NATIONAL ASSET MANAGEMENT, LLC By: Name: Susan S. Rhee Title: Senior Vice President & General Counsel

PAGE 2 OF 3 AMERICAN FUNDS INSURANCE SERIES, ON BEHALF OF EACH OF ITS SERIES FUNDS LISTED ON ATTACHMENT B OF THE AGREEMENT By: Name: Title: CAPITAL RESEARCH AND MANAGEMENT COMPANY By: Name: Title: CAPITAL RESEARCH AND MANAGEMENT COMPANY, ON BEHALF OF EACH OF THE RETAIL FUNDS LISTED ON ATTACHMENT B OF THE AGREEMENT By: Name: Title: Michael J. Triessl Sr. VP and Sr. Counsel Michael J. Triessl Sr. VP and Sr. Counsel Micahel W. Stockton Executive Vice President

A-1 ATTACHMENT A List of Acquiring Funds JNL/American Funds Moderate Allocation Fund JNL/American Funds Moderate Growth Allocation Fund JNL/American Funds Growth Allocation Fund